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                                                                    EXHIBIT 99.2

(INTERVOICE LOGO)                                                   NEWS RELEASE
FOR IMMEDIATE RELEASE

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CONTACTS
Intervoice Inc.           Intervoice, Inc.                  Lighthouse PR Ltd              Telemac Corporation
Rob-Roy J. Graham         Stephanie Leonard                 Steve Loynes or Kevin Lelland  Traci L. Collins
Chief Financial Officer   +1(972) 454-8231                  +44 20 7745 6100               +1(310) 568-6585
+1(972) 454-8712          stephanie.leonard@intervoice.com  Klelland@lighthousepr.com      media@telemac.com
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08-03

                       O2 EXTENDS CONTRACT WITH INTERVOICE

          O2 Extends Intervoice's Prepaid Technology and ASP Services Featuring Telemac Prepaid Technology(TM) for Additional 24 Months

DALLAS -- MARCH 28, 2003--Intervoice, Inc. (Nasdaq: INTV), a world leader in converged voice and data solutions, today announced the extension of its existing contract with O2, a leading provider of mobile communications services in Europe, to provide prepaid mobile phone services utilizing Telemac Prepaid Technology(TM) for O2's UK customers. The extension of services is for 24 months and begins July 2003.

"As the prepaid market for mobile communications in the UK continues to develop, we wish to continue our long standing, highly successful, arrangement with Intervoice for the provision of prepaid services to our customer base," said Ian Clarke, General Manager Operations O2 UK. "Having this service hosted by Intervoice profitably impacts our business model, offering operational flexibility and a portfolio offering that can be managed and maintained without making a significant capital investment," added Ian Clarke.

"The renewal of our longstanding arrangement with O2 signals the importance of reliability when selecting a revenue-enhancing alternative to owning and operating an extensive communications system," said Bob Ritchey, President of Intervoice. "Companies such as O2 are recognizing significant time and cost savings from our managed services model with its high quality provision of service, without the associated risks, cost or responsibility for implementing and operating in a rapidly changing IT and telecom environment."

Telemac Chairman and CEO, Kevin M. Spivak added: "The strong vote of confidence in Telemac's network edge billing technologies comes as Telemac continues to expand our


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innovative suite to include a full range of network edge billing products and deployment options. We are grateful for O2's and Intervoice's support."

The cumulative value of the contract extension at current exchange rates is approximately $16.8 million to be recognized ratably over the 24-month extension in the amount of $700,650 per month beginning July 17, 2003. The Company is currently receiving $1,012,050 at current exchange rates per month under the existing contract. The monthly revenue recognized may vary due to future exchange rate fluctuations.

It is not unusual for Intervoice to receive a commitment of this size, and the announcement of this commitment, or any commitment, is not indicative of Intervoice revenues for any fiscal reporting period.

ABOUT O2 UK LIMITED

o   The business operations of mmO2 plc are branded O2.

o O2 (UK) Ltd has nearly 11.5 million customers (end Oct 2002), of which 33% are contract and the remainder pre-pay. The proportion of service revenues generated by data usage in the last quarter is 15.3%. The number of SMS messages handled by O2 UK over the year was 4.4 billion.

o O2 UK's GSM network, including GPRS capability, covers over 99% of the population and approximately 90% of the UK by land area, and comprises over 9,000 base stations.

o O2 UK was the first mobile network in the world to have launched and rolled-out commercial GPRS services. Work is underway to develop its future 3G network capability, including an agreement with T-Mobile for constructive infrastructure sharing for the roll-out of 3G coverage.

o The company has over 200 O2 retail stores located across the UK, plus a 40% shareholding in The Link Stores Limited.

o International roaming agreements with 325 networks allow our customers to receive and make calls in 140 countries. Additionally, O2 customers are now able to roam with GPRS in 24 countries.

o   O2 UK became the first UK mobile operator to achieve registration to BSEN:
    ISO 14001, the international environmental standard. The main theme of the standard is continual environmental improvement and endorses our commitment to the positive protection of the environment.


ABOUT INTERVOICE

With more than 21,000 systems deployed around the globe, Intervoice is a world leader in converged voice and data solutions. We provide the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), our open, standards-based product suite, is transforming the way people and


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information connect. Omvia offers speech-enabled IVR applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information visit www.intervoice.com.


ABOUT TELEMAC

Telemac Corporation is the global leader in advanced network-edge real-time accounting, billing, and payment processing technologies for the wireless industry, including cost control, data, and prepaid solutions protected by worldwide patents. The Telemac Advantage(R) solution is a complete real-time billing system supporting all voice and data services operating on 2G, 2.5G, and 3G networks. Telemac technology is licensed to wireless service providers on six continents, and supports all tariffing methods, roaming, and selective over-the-air communications between the network and phone to modify configurations and replenish credit balances. The Telemac Advantage(R) solution is available in a range of service bureau and on-site deployment options. Nearly 14,000,000 Telemac-enabled(TM) mobile phones have been sold worldwide. For more information, visit www.telemac.com.


This press release contains forward-looking statements. Any statements released herein that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect business prospects and performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties may include economic, competitive, governmental, technological, or other factors. Readers are cautioned to read the risks and uncertainties described in Intervoice's filings with the Securities and Exchange Commission, which could cause actual results to vary materially from the forward-looking statements in this press release.


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